UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

December 19, 2012

AMGEN INC.

(Exact name of registrant as specified in its charter)

Delaware	000-12477	95-3540776
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Amgen Center Drive Thousand Oaks, CA		91320-1799
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code

805-447-1000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On December 19, 2012, Amgen Inc. (the “Company”) issued a press release announcing that it has finalized a settlement agreement (the “Settlement Agreement”) with the U.S. government, 49 states and the District of Columbia related to previously disclosed investigations. Under the Settlement Agreement, the Company will pay approximately $612 million to resolve its civil liability related to certain promotional practices related to the drugs Aranesp® (darbepoetin alfa), EPOGEN® (epoetin alfa), NEUPOGEN® (Filgrastim), Neulasta® (pegfilgrastim), Enbrel® (etanercept) and Sensipar® (cinacalcet) as alleged in the unsealed qui tam complaints and $150 million to resolve its criminal liability relating to the marketing of Aranesp. The Company previously disclosed that, as of September 30, 2012, it had accrued $806 million associated with the proposed settlement of the allegations now being resolved by the Settlement Agreement.

As part of the Settlement Agreement, the Company has pleaded guilty to a single misdemeanor count of misbranding Aranesp by promoting it in a way that was different from the dosages in the label. The plea was entered on December 18, 2012 in the U.S. District Court for the Eastern District of New York and was accepted on December 19, 2012 by the same court. The Company also entered into a corporate integrity agreement with the Office of Inspector General of the U.S. Department of Health and Human Services that requires the Company to maintain its corporate compliance program and to undertake a set of defined corporate integrity obligations for a period of five years.

A copy of the press release is filed as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Press Release.

99.1	Press Release dated December 19, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMGEN INC.

Date: December 19, 2012	By:	/s/ David J. Scott
	Name:	David J. Scott
	Title:	Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Document Description

99.1	Press release dated December 19, 2012.